EXHIBIT 6.3

FORM OF ART PURCHASE AGREEMENT

Dated as of April    , 2020

This Art Purchase Agreement is entered into as of the date first set forth above (the “Effective Date”) by and between Masterworks Gallery, LLC, a Delaware limited liability company (“Agent”), Masterworks 010, LLC, a Delaware limited liability company (“Buyer”) and The Pace Gallery LLC. a New York limited liability company (“Seller”). Each of Buyer, Seller and Seller may be referred to herein as a “Party” and collectively as the “Parties.”

Article I. INTERPRETATION

Section 1.01 Defined Terms. For the purposes of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set forth below and grammatical variations of such terms shall have corresponding meanings:

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Authentic” a genuine example, rather than a copy or forgery of a work of Sam Gilliam created between 1965 and 1975.

“Bill of Sale” means the Bill of Sale substantially in the form as attached hereto as Exhibit 1.

“Business Day” means any day, other than a Saturday, Sunday or any statutory holiday in the State of Delaware.

“Buyer Default” as the meaning set forth in Section 6.01

“Buyer” has the meaning set forth in the Recitals.

“Claim” has the meaning set forth in Section 6.04.

“Closing Date” has the meaning set forth in Section 2.05.

“Closing” has the meaning set forth in Section 2.05.

“Contract” means any agreement, indenture, contract, lease, deed of trust, license, option, instrument or other commitment, whether written or oral.

“Direct Claim” has the meaning set forth in Section 6.04.

“Dispute” has the meaning set forth in Section 6.11(a).

“Encumbrance” means any encumbrance, lien, charge, hypothec, pledge, mortgage, title retention agreement, security interest of any nature, adverse claim, exception, reservation, easement, right of occupation, any matter capable of registration against title, option, right of pre-emption, privilege or any Contract to create any of the foregoing.

“Governmental Approvals” has the meaning set forth in Section 4.09.

“Governmental Authority” means any federal, state, local, municipal, domestic, foreign or multinational government, court, arbitrator, regulatory, administrative or other agency, commission or authority or other governmental entity, instrumentality, department, division, unity branch or authority.

“Indemnified Party” has the meaning set forth in Section 6.04.

“Indemnifying Party” has the meaning forth out in Section 6.04.

“Knowledge of” a Person and similar phrases means the knowledge of the Person or its Directors or officers, or any of them, after reasonable inquiry

“Legal Requirements” means any federal, state, local, municipal, domestic, foreign, multinational or other law, statute, constitution, resolution, ordinance, code, edict, decree, rule, regulation, ruling, order or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liability” means any debt, liability or obligation, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or undeterminable, known or unknown, and whether due or to be become due, including those arising under any Legal Requirement and those arising under any Contract.

“Losses,” in respect of any matter, means all claims, demands, proceedings, losses, damages, liabilities, deficiencies, costs and expenses (including, without limitation, all legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) arising directly or indirectly as a consequence of such matter.

“Notice of Dispute” has the meaning set forth in Section 6.11(b).

“Painting” means an acrylic on canvas painting by Sam Gillam entitled Tracing, measuring 48-1/4” x 71-1/2” x 4-3/4” (122.6 cm x 181.6 cm x 12.1 cm).

“Person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity, however designated or constituted.

“Purchase Price” has the meaning set forth in Section 2.02.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other Sellers of such Person.

“Seller Default” has the meaning set forth in Section 6.02.

“Seller” has the meaning set forth in the Preamble.

“Taxes” has the meaning set forth in Section 4.10.

“Third Party Claim” has the meaning set forth in Section 6.04.

“Third Party” has the meaning set forth in Section 6.06.

“Time of Closing” means 2:00 p.m. (Eastern time) on the Closing Date, or such other time on the Closing Date as Seller and Buyer may mutually determine.

“Transaction Documents” means, collectively, (i) this Agreement; (ii) the Bill of Sale; and (iii) the other agreements, instruments and documents required to be delivered at the Closing or otherwise required in connection the transactions contemplated herein.

Article II. PURCHASE AND SALE OF PAINTING

Section 2.01 Purchase and Sale of Painting. On the terms and subject to the conditions of this Agreement, Seller agrees to sell, assign and transfer to Buyer, free and clear of all Encumbrances, and Buyer agrees to purchase from Seller, effective as of the Effective Date, the Painting and all of Seller’s right, title and interest therein and thereto.

Section 2.02 Purchase Price. The aggregate purchase price payable by Buyer to Seller for the Painting shall be $700,000 (the “Purchase Price”), which shall be paid by Buyer at Closing.

Section 2.03 Liabilities. All third-party Liabilities, including all sales, transfer and similar taxes, incurred by Seller in connection with the sale, storage, insurance, maintenance and transport of the Painting prior to the Closing Date (as defined below) and in connection with the Closing (collectively, “Seller Liabilities”), shall be the sole and absolute responsibility of and shall be paid by, Seller. All sales, transfer and similar taxes, incurred by Buyer in connection with the transfer and conveyance of the Painting to Buyer and all freighting, shipping and delivery costs (whether paid by Buyer, Agent or Seller) and any cost of insurance, maintenance and storage after the Closing Date shall be the responsibility of Agent (“Agent Liabilities”).

Section 2.04 No Seller Liabilities Being Assumed. Nothing is this Agreement shall be interpreted as Buyer assuming any Liability of Seller.

Section 2.05 The Closing. On the terms and subject to the conditions set forth herein, the closing of the transactions contemplated by this Agreement, including the conveyance of the Painting and the payment of the Purchase Price (the “Closing”), shall take on July 7, 2020 or such other date as may be agreed to by the Parties, each in their sole discretion (such date, the “Closing Date”). The Buyer can accelerate the Closing Date upon not less than two-days advance notice to Seller in which event title to the Painting will transfer to Buyer on the Closing Date, provided that physical delivery of the Painting to Buyer maybe delayed beyond the Closing Date. In such event risk of loss shall shift to Buyer as of the Closing Date.

Article III. CLOSING AND CONDITIONS TO CLOSING

Section 3.01 Conditions to Closing in Favor of Buyer. The occurrence of the Closing is subject to the following terms and conditions for the exclusive benefit of Buyer, to be performed or fulfilled at or prior to the Time of Closing unless waived in writing by Buyer:

(a)	Seller shall have delivered the documents and items as required by Section 3.03;

(b)	Seller shall have delivered the Painting to the location specified in writing by Buyer not less than ten (10) days prior to the Closing Date;

(c)	The representations and warranties of Seller contained in this Agreement shall be true, complete and correct in all material respects at the Time of Closing;

Section 3.02 Conditions to Closing in Favor of Seller. The occurrence of the Closing is subject to the following terms and conditions for the exclusive benefit of Seller, to be performed or fulfilled at or prior to the Time of Closing, unless waived in writing by Seller:

(a)	Buyer shall have delivered the documents and items as required by Section 3.04;

(b)	Seller shall have obtained all necessary approvals of its managers, directors and shareholders with respect to the transactions contemplated herein; and

(c)	The representations and warranties of Buyer contained in this Agreement shall be true, complete and correct in all material respects at the Time of Closing.

Section 3.03 Documents and Items to be Delivered by Seller at the Closing. At the Closing, Seller shall deliver to Buyer:

(a)	the Bill of Sale, duly executed by an authorized officer of Seller;

(b)	such other documents and items as may reasonably be requested by Buyer to effect the transactions contemplated hereunder.

Section 3.04 Purchase Price. At the Closing the Buyer shall deliver payment of the Purchase Price to Seller by wire transfer in immediately available funds.

Article IV. REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows and acknowledges that Buyer is relying on such representations and warranties in connection with Buyer’s purchase of the Painting and the other transactions contemplated by this Agreement:

Section 4.01 Organization. Seller is a limited liability company, duly formed and organized and validly existing and in good standing under the laws of the State of New York. Seller has all requisite power to own or lease its property, to carry on its business as now being conducted by it and to enter into this Agreement and the Transaction Documents and to perform its obligations hereunder and thereunder. Seller is duly qualified as a foreign corporation to do business in each jurisdiction other than its state of incorporation in which the nature of its business makes such qualification necessary.

Section 4.02 Authorization. This Agreement and the Transactions Documents have been duly authorized, executed and delivered by Seller and are each a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

Section 4.03 No Other Agreements to Purchase. No person other than Buyer has any written or oral agreement or option or any right or privilege (whether by law, preemptive or contractual) capable of becoming an agreement or option for the purchase or acquisition from Seller of the Painting.

Section 4.04 No Violation. The execution and delivery of this Agreement and the Transaction Documents by Seller and the consummation of the transactions herein and therein provided for will not result in: (a) the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any obligation of Seller under (whether after giving notice, lapsed time or otherwise): (i) any Contract to which Seller is a party or by which any of them or their properties are bound; (ii) any provision of the constituting documents or resolutions of Seller or its managers or members; (iii) any judgment, decree, order or award of any Governmental Authority having jurisdiction over Seller; (iv) any license, permit, approval, consent or authorization held by Seller or necessary to the ownership or control of the Painting; or (v) any applicable Legal Requirement; or (b) the creation or imposition of any Encumbrance on the Painting.

Section 4.05 Painting Ownership. The Seller has all legal rights to sell the Painting, with good and marketable title thereto, free and clear of all Encumbrances. From and after the Closing, Buyer will have the same good and marketable title to the Painting, free and clear of all Encumbrances, and will be entitled to and enjoy all the same rights and benefits of the Painting as enjoyed by Seller immediately prior to the Closing.

Section 4.06 Fine Art Insurance. Seller has the Painting insured under its blanket fine art insurance policy in an amount equal to the Purchase Price such insurance coverage will be continued in full force and effect to and including the Time of Closing. Seller is not in default with respect to any of the provisions contained in such insurance policy. Seller has provided Buyer with a certificate of insurance for the Painting listing Buyer as loss payee and additional insured. In the event of loss or damage to the Painting prior to the Closing, Seller shall remit any and all insurance proceeds Seller receives for the Painting to Buyer.

Section 4.07 Compliance with Legal Requirements; Licenses. Seller has complied with all Legal Requirements applicable to the Painting or its ownership.

Section 4.08 Consents and Approvals. There is no requirement to make any filing with, give any notice to or to obtain any license, permit, certificate, registration, authorization, consent or approval (“Governmental Approvals”) of, any Governmental Authority as a condition to the lawful consummation of the transactions contemplated by this Agreement. There is no requirement under any Contract relating to the Painting to which Seller is a party or by which it is bound to give any notice to, or to obtain the consent or approval of, any party to such agreement, instrument or commitment relating to the consummation of the transactions contemplated by this Agreement.

Section 4.09 Litigation. There are no actions, suits or proceedings (whether or not purportedly on behalf of Seller) pending or, to the Knowledge of Seller, threatened against or affecting, the Painting, at law or in equity or before or by any Governmental Authority. Seller is not aware of any ground on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success.

Section 4.10 No Liabilities. There are no liabilities of Seller, whether or not accrued and whether or not determined or determinable, in respect of which Buyer may become liable on or after the consummation of the transactions herein provided for.

Article V. REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer and Agent jointly and severally represent and warrant to Seller as follows, and acknowledges and confirms that Seller is relying on such representations and warranties in connection with Seller’s sale of the Painting and the other transactions contemplated by this Agreement:

Section 5.01 Organization. Buyer and Agent are each a limited liability company duly formed and organized and validly existing under the laws of the state of Delaware and have the power to enter into this Agreement and the Transaction Documents to which it is a party and to perform its respective obligations hereunder and thereunder.

Section 5.02 Authorization. This Agreement and the Transaction Documents have been duly authorized, executed and delivered by Buyer and Agent and are each a legal, valid and binding obligation of each of them, enforceable against them by Seller in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

Section 5.03 No Violation. The execution and delivery of this Agreement and the Transaction Documents to which they are party by Buyer and Agent and the consummation of the transactions herein provided for will not result in (a) the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any obligation of Buyer or Agent (whether after giving notice, lapsed time or otherwise): (i) any Contract to which Buyer or Agent is a party or by which its properties are bound; (ii) any provision of the constituting documents or resolutions of the board of directors and members of Buyer or Agent; (iii) any judgment, decree, order or award of any Governmental Authority having jurisdiction over Buyer or Agent; (iv) any license, permit, approval, consent or authorization held by Buyer or Agent or necessary to the ownership of the Painting; or (v) any applicable Legal Requirement; or (b) the creation or imposition of any Encumbrance on any of their respective assets.

Section 5.04 Consents and Approvals. There is no requirement for Buyer or Agent to make any filing with, give any notice to or obtain any Governmental Approval of, any Governmental Authority as a condition to the lawful consummation of the transactions contemplated by this Agreement.

Article VI.

WARRANTIES

Section 6.01 Warranties. If the Painting is claimed not be Authentic within five (5) year of the Closing Date, Seller will refund the Purchase Price. The authenticity warranty does not apply if the lot can only be shown not to be Authentic by a scientific process which, on the Closing Date, was not available or generally accepted for use, or which was unreasonably expensive or impractical, or which was likely to have damaged the Painting. The benefit of the authenticity warranty is only available to the Buyer and its affiliates. It may not be transferred to anyone else.

Article VII. SURVIVAL AND INDEMNIFICATION

Section 7.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties and covenants of Buyer and Seller contained herein shall survive the Closing and shall remain in full force and effect after the Closing Date.

Section 7.02 Indemnification by Seller. Seller agrees to indemnify and save harmless Buyer from all Losses suffered or incurred by Buyer as a result of or arising directly or indirectly out of or in connection with:

(a)	any breach by Seller of or any inaccuracy of any representation or warranty or covenant of Seller contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto;

(b)	any Liabilities of Seller, other than Buyer Liabilities;

(c)	the ownership of the Painting prior to and as of the Time of Closing being free and clear of all liens and Encumbrances; and

(d)	any Recoverable Amounts.

Section 7.03 Indemnification by Buyer. Buyer agrees to indemnify and save harmless Seller from all Losses suffered or incurred by Seller as a result of or arising directly or indirectly out of or in connection with:

(a)	any breach by Buyer of or any inaccuracy of any representation or warranty or covenant contained in this Agreement or in any agreement, instrument, certificate or other document delivered pursuant hereto;

(b)	any Buyer Liabilities.

(c)	the ownership of the Painting after the Time of Closing including, without limitation, any failure by Buyer to pay, satisfy, discharge, perform or fulfil any of Buyer Liabilities related thereto.

Section 7.04 Notice of Claim. In the event that a Party (the “Indemnified Party”) shall become aware of any claim, proceeding or other matter (a “Claim”) in respect of which another Party (the “Indemnifying Party”) agreed to indemnify the Indemnified Party pursuant to this Agreement, the Indemnified Party shall, as soon as is reasonable, give written notice thereof to the Indemnifying Party. Such notice shall specify whether the Claim arises as a result of a claim by a person against the Indemnified Party (a “Third Party Claim”) or whether the Claim does not so arise (a “Direct Claim”), and shall also specify with reasonable particularity (to the extent that the information is available) (i) the factual basis for the Claim; and (ii) the amount of the Claim, if known. If, through the fault of the Indemnified Party, the Indemnifying Party does not receive notice of any Claim in time to contest the determination of any liability susceptible of being contested, the Indemnifying Party shall be entitled to set off against the amount claimed by the Indemnified Party the amount of any Losses incurred by the Indemnifying Party resulting from the Indemnified Party’s failure to give such notice on a timely basis.

Section 7.05 Direct Claims. With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Claim, the Indemnifying Party shall have sixty (60) days to make such investigation of the Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request. If all Parties agree at or prior to the expiration of such sixty (60) day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim, failing which the matter shall be referred to binding arbitration in such manner as the Parties may agree or shall be determined by a court of competent jurisdiction in New York State, County of New York.

Section 7.06 Third Party Claims. With respect to any Third-Party Claim, the Indemnifying Party shall have the right, at its expense, to participate in the negotiation, settlement or defense of the Claim and, in such event, the Indemnifying Party shall reimburse the Indemnified Party for all the Indemnified Party’s out-of-pocket expenses as a result of such participation. The Indemnified Party has the right to require the Indemnifying Party to assume control of the negotiation, settlement or defense of the claim and if the Indemnified Party exercises this right, the Indemnified Party shall have the right to participate in the negotiation, settlement or defense of such Third Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Indemnifying Party consents to the retention of such counsel or unless the named parties to any action or proceeding include both the Indemnifying Party and the Indemnified Party and the representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defenses). If the Indemnifying Party, being required to assume such control, thereafter fails to defend the Third-Party Claim within a reasonable time, the Indemnified Party shall assume such control, and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third-Party Claim. If any Third Party Claim is of a nature such that: (a) the Indemnified Party is required by applicable law or the order of any court, tribunal or regulatory body having jurisdiction; or (b) it is necessary in the reasonable view of the Indemnified Party acting in good faith and in a manner consistent with reasonable commercial practices in respect of: (i) a Third Party Claim relating to the Painting; or (ii) a Third Party Claim relating to any Contract which is necessary to the ongoing operations of Seller in respect of the Painting or any material part thereof by a reasonable and prudent operator in substantially the manner in which it has heretofore operated by such Person, in order to avoid material damage to the relationship between the Indemnified Party and any of its major customers or to preserve the rights of the Indemnified Party under such an essential Contract, to make a payment to any Person (a “Third Party”) with respect to the Third Party Claim before the completion of settlement negotiations or related legal proceedings, as the case may be, the Indemnified Party may make such payment and the Indemnifying Party shall, forthwith after demand by the Indemnified Party, reimburse the Indemnified Party for such payment. If the amount of any liability of the Indemnified Party under the Third-Party Claim in respect of which such payment was made, as finally determined, is less than the amount which was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, forthwith after receipt of the difference from the Third Party, pay the amount of such difference to the Indemnifying Party.

Section 7.07 Settlement of Third Party Claims. If the Indemnifying Party is not required to assume control of the defense of any Third-Party Claim, the Indemnified Party shall have the exclusive right to contest, settle or pay the amount claimed. Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defense of any Third-Party Claim, the Indemnifying Party shall not settle any Third-Party Claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed.

Section 7.08 Cooperation. The Indemnified Party and the Indemnifying Party shall co-operate fully with each other with respect to Third Party Claims, and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available).

Section 7.09 Right of Set-Off. Buyer is authorized to the fullest extent permitted by law, to set-off and apply any amount owed to it from Seller hereunder or under any other agreement or arrangement, against any amount which it owes to any of Seller hereunder.

Section 7.10 Further Assurances. Following the Closing, or until the earlier termination of this Agreement in accordance with its terms, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated herein.

Section 7.11 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

Section 7.12 Force Majeure. No Party shall be liable for any failure or delay in its performance under this Agreement due to causes or events beyond its reasonable control and without its fault or negligence, including, but not limited to, acts of God, acts of civil or military authority, fires, epidemics, floods, earthquakes, riots, wars, sabotage, international trade embargoes, labor shortages or disputes, and governmental actions, which are beyond its reasonable control; provided that the delayed Party: (i) gives the other Party written notice of such cause promptly, and in any event within fifteen (15) days of discovery thereof; (ii) uses its reasonable efforts to correct such failure or delay in its performance. The delayed Party’s time for performance or cure under this Section shall be extended for a period equal to the duration of the cause or sixty (days), whichever is less.

Article VIII. MISCELLANEOUS

Section 8.01 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission and receipt) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.01):

if to Seller:

The Pace Gallery

540 West 25th Street

New York, NY 10001

If to Buyer:

Masterworks Gallery, LLC

Attn: General Counsel

497 Broome Street

New York, NY 10013

Section 8.02 Consultation. Subject to applicable Legal Requirements, the Parties shall consult with each other before issuing any press release or making any other public announcement with respect to this Agreement or the transactions contemplated hereby and, except as required by any applicable law or regulatory requirement, neither of them shall issue any such press release or make any such public announcement without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed. This Section shall be inapplicable to any public statements or press releases published prior to the date of this Agreement.

Section 8.03 Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as herein provided.

Section 8.04 Time of Essence. Time shall be of the essence of this Agreement.

Section 8.05 Applicable Law. This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the Parties shall be governed by, the laws of the State of New York without giving effect to its conflict of law provisions and each Party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of such state and all courts competent to hear appeals therefrom and agrees that all claims in respect of any Action may be heard and determined in any such court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any Action so brought and waives any bond, surety or other security that might be required of any Party to serve legal process in any other matter permitted by law.

Section 8.06 Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each provision is hereby declared to be separate, severable and distinct.

Section 8.07 Successors and Assigns. This Agreement shall inure to the benefit of and shall be binding on and enforceable by the Parties and, where the context so permits, their respective successors and permitted assigns. Seller may not assign, transfer or otherwise dispose of all or any part of its rights or obligations hereunder or interest herein without the prior written consent of Buyer. Buyer may assign its rights under this Agreement in whole or in part to any other person; provided, however, that any such assignment shall not relieve Buyer from any of its obligations hereunder.

Section 8.08 Amendment and Waivers. No amendment of this Agreement shall be effective unless signed by all of the Parties. No waiver of any provision of this Agreement shall be binding on any Party unless consented to in writing by such Party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver unless otherwise provided.

Section 8.09 Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT AND TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, BUYER AND SELLER (AFTER HAVING HAD THE OPPORTUNITY TO CONSULT COUNSEL) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, HEREBY IRREVOCALLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING OR OTHER ACTION AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF CORRELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 8.10 Dispute Resolution.

(a)	If there is any dispute or controversy relating to this Agreement or any of the Contemplated Transactions (each, a “Dispute”), such Dispute shall be resolved in accordance with this Section 8.10.

(b)	The Party claiming a Dispute shall deliver to each of the other Parties a written notice (a “Notice of Dispute”) that will specify in reasonable detail the dispute that the claiming Party wishes to have resolved. If Seller and Buyer are not able to resolve the dispute within five (5) Business Days of a Party’s receipt of an applicable Notice of Dispute, then such Dispute shall be submitted to binding arbitration in accordance with this Section 8.10.

(c)	Any arbitration hereunder shall be conducted in accordance with the rules of the American Arbitration Association then in effect. Seller and Buyer shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator, and the three arbitrators shall resolve the Dispute. The arbitrators will be instructed to prepare in writing as promptly as practicable, and provide to Buyer and Seller, such arbitrators’ determination, including factual findings and the reasons on which the determination was based. The decision of the arbitrators will be final, binding and conclusive and will not be subject to review or appeal and may be enforced in any court having jurisdiction over the Parties. Each Party shall initially pay its own costs, fees and expenses (including, without limitation, for counsel, experts and presentation of proof) in connection with any arbitration or other action or proceeding brought under this Section 8.10, and the fees of the arbitrators shall be share equally, provided, however, that the arbitrators shall have the power to award costs and expenses in a different proportion.

(d)	The arbitration shall be conducted in New York, NY.

Section 8.11 Third-Party Beneficiaries. Except as otherwise specifically set forth herein, this Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person (other than the Parties and their permitted assigns) any legal or equitable rights hereunder.

Section 8.12 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 8.13 Sections and Headings. The division of this Agreement into Articles, Sections and subsections and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement.

Section 8.14 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 8.15 Expenses. Except as otherwise specifically set forth herein, the Parties shall bear their own respective expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby.

Section 8.16 Counterparts. This Agreement may be executed in counterparts and delivered via facsimile transmission or via email with scan attachment and any such counterpart executed and delivered via facsimile transmission or via email with scan attachment will be deemed an original for all intents and purposes.

[Signature pages follow]

IN WITNESS WHEREOF, this Agreement has been executed by the Parties as of the date first above written.

Masterworks Gallery, LLC

By:
Name:
Title:

Masterworks 010, LLC

By:
Name:
Title:

The Pace Gallery LLC

By:
Name:
Title:

Exhibit 1

Bill of Sale

THIS BILL OF SALE made as of [July 7], 2020 (this “Bill of Sale”), by The Pace Gallery LLC, a New York limited liability company (“Seller”), in favor of Masterworks 010, LLC, a Delaware limited liability company (“Buyer”). For value received, Seller hereby irrevocably and without condition or reservation of any kind, sells, assigns, transfers and conveys to Buyer, an acrylic on canvas painting by Sam Gillam entitled Tracing measuring 48-1/4” x 71-1/2” x 4-3/4” (122.6 cm x 181.6 cm x 12.1 cm) (the “Painting”) and all right to possession and all legal and equitable ownership of the Painting, to have and to hold the Painting unto Buyer, its successors and assigns.

The Painting is being transferred subject to each and all of the provisions, terms, conditions, covenants, representations and warranties contained in the Art Purchase Agreement by and between Seller and Buyer dated April [ ], 2020, and all such provisions, terms, conditions, covenants, representations and warranties of the parties thereunder are incorporated herein by this reference as if fully set forth herein in their entirety.

SELLER

THE PACE GALLERY, LLC

By:
Name:
Title: